Exhibit 5.1

January 29, 2013

Endeavour International Corporation

811 Main Street, Suite 2100

Houston, Texas 77002

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Endeavour International Corporation, a Nevada corporation (the “Company”), and certain of the Company’s subsidiaries with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $404,000,000 aggregate principal amount of its 12% First Priority Notes due 2018 (the “New First Priority Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $404,000,000 aggregate principal amount of the Company’s outstanding 12% First Priority Notes due 2018 (the “Outstanding First Priority Notes”), (ii) the issuance by the Company of up to $150,000,000 aggregate principal amount of its 12% Second Priority Notes due 2018 (the “New Second Priority Notes” and, together with the New First Priority Notes, the “New Notes”) under the Securities Act in exchange for up to $150,000,000 aggregate principal amount of the Company’s outstanding 12% Second Priority Notes due 2018 (the “Outstanding Second Priority Notes” and, together with the Outstanding First Priority Notes, the “Outstanding Notes”) and (iii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company (all of such subsidiaries being organized under the laws of the State of Delaware) listed in the Registration Statement as guarantors (the “Guarantors”) of the Outstanding Notes and the New Notes.

The New First Priority Notes will be issued under an Indenture, dated as of February 23, 2012 (the “First Priority Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee and collateral agent. The New Second Priority Notes will be issued under an Indenture, dated as of February 23, 2012 (the “Second Priority Indenture” and, together with the First Priority Indenture, the “Indentures”), among the Company, the Guarantors and Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indentures, (iii) the opinion of

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

January 29. 2013 Page 2

Woodburn & Wedge, special counsel to the Company with respect to the State of Nevada, dated January 29, 2013, provided in connection with the Registration Statement and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with these opinions, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture, (i) such New Notes will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (ii) the Guarantees of the Guarantors will remain the valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indentures or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to matters involving the federal laws of the United States of America to the extent specifically referred to herein, the laws of the States of New York, Texas and Nevada (excluding rules, regulations and ordinances of counties, towns, municipalities and other special political subdivisions of the States of New York, Texas and Nevada) and the Delaware General Corporation Law and the Constitution of the State of Delaware. With respect to the laws of the State of Nevada, the opinions expressed herein are subject to the same qualifications, assumptions and limitations as set forth in the Nevada opinion and are given in reliance on such opinion, which is filed as Exhibit 5.2 to the Registration Statement. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.